Exhibit (s)(2)

Triangle Capital Corporation

Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	3 Months Ended 3/31/2012
Earnings:
Net Increase (Decrease) in Net Assets Resuting from Operations	8,813,098	7,638,501	4,036,703	25,390,549	56,771,037	12,617,508
Add back: Income Tax Expense (Benefit) and Excise Taxes	52,598	133,010	149,841	220,740	908,416	(7,231)
Add back: Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780

Total Earnings	11,051,667	12,254,635	11,450,953	33,758,295	68,738,956	16,126,057

Fixed Charges:
Interest and credit facility fees	2,073,311	4,227,851	6,900,591	7,350,012	10,114,011	3,087,820
Amortization of deferred financing fees	112,660	255,273	363,818	796,994	945,492	222,917
Loss on extinguishment of debt	—	—	—	—	—	205,043

Total Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780

Ratio of Earnings to Fixed Charges	5.06	2.73	1.58	4.14	6.22	4.59

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	3 Months Ended 3/31/2012
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	8,813,098	7,638,501	4,036,703	25,390,549	56,771,037	12,617,508
Add back: Income Tax Expense (Benefit) and Excise Taxes	52,598	133,010	149,841	220,740	908,416	(7,231)
Add back: Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780
Exclude: Unrealized (Gains) Losses	(3,061,107)	4,286,375	10,310,194	(10,940,689)	(6,367,473)	(621,471)

Total Earnings (excluding unrealized gains/losses)	7,990,560	16,541,010	21,761,147	22,817,606	62,371,483	15,504,586

Fixed Charges:
Interest and credit facility fees	2,073,311	4,227,851	6,900,591	7,350,012	10,114,011	3,087,820
Amortization of deferred financing fees	112,660	255,273	363,818	796,994	945,492	222,917
Loss on extinguishment of debt	—	—	—	—	—	205,043

Total Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.66	3.69	3.00	2.80	5.64	4.41

Footnote (2) disclosure and calculation

	Year Ended 12/31/2007	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	3 Months Ended 3/31/2012
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	8,813,098	7,638,501	4,036,703	25,390,549	56,771,037	12,617,508
Add back: Income Tax Expense (Benefit) and Excise Taxes	52,598	133,010	149,841	220,740	908,416	(7,231)
Add back: Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780
Exclude: Unrealized (Gains) Losses	(3,061,107)	4,286,375	10,310,194	(10,940,689)	(6,367,473)	(621,471)
Exclude: Realized (Gains) Losses	618,620	(1,435,608)	(448,164)	5,478,873	(10,973,487)	—

Total Earnings (excluding unrealized and realized gains/losses)	8,609,180	15,105,402	21,312,983	28,296,479	51,397,996	15,504,586

Fixed Charges:
Interest and credit facility fees	2,073,311	4,227,851	6,900,591	7,350,012	10,114,011	3,087,820
Amortization of deferred financing fees	112,660	255,273	363,818	796,994	945,492	222,917
Loss on extinguishment of debt	—	—	—	—	—	205,043

Total Fixed Charges	2,185,971	4,483,124	7,264,409	8,147,006	11,059,503	3,515,780

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.94	3.37	2.93	3.47	4.65	4.41